EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this "Agreement") is made and entered into as of this 28th of October 2006, by and between New Motion, Inc. a Delaware corporation (the "Company") and Zach Greenberger ("Executive").

1. Engagement and Duties.

1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as Chief Technology Officer and Vice President of Operations. Executive hereby accepts such engagement and employment.

1.2 Executive will have access to certain confidential information and may, during the course of his employment, develop certain information which will be the property of the Company. Executive will be required to sign the Company's "Proprietary Information and Assignment of Inventions Agreement" as a condition of his employment under this Agreement.

1.3 Executive's duties and responsibilities shall be as follows: manage all aspects of Company's technology platforms and applications, set strategy for Company's technology architecture, application development, and data management, lead the day to day operations team, prioritize activities of all technical and operational resources, support the integration of new technologies developed internally, purchased by 3rd parties, and/or supplied by industry partners, subject to the supervision, direction and control of the CEO of the Company. In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the Board shall from time to time reasonably direct.

1.4 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

1.5 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Irvine, California, or such other location in Los Angeles County, as the CEO may from time to time determine.

2. Term of Employment. Executive's employment pursuant to this Agreement shall commence on December 28, 2006 (-Start Date") and shall terminate on the earliest to occur of the following:

(a) the close of business on the second anniversary of the Start Date;

(b) the death of Executive;

(c) delivery to Executive of written notice of termination by the Company if Executive shall suffer a "permanent disability," which for purposes of this Agreement shall mean a physical or mental disability which renders Executive unable to perform the essential functions of his job without or without reasonable accommodation for 90 consecutive days in any 12-month period;

(d) 30 days written notice to Executive of termination by the Company for Cause following a reasonable opportunity for Executive to cure the alleged Cause for termination. For purposes of this Agreement, Cause means: (ii) any material breach of any of the terms of this Agreement; (ii) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business, goodwill, or its stockholders, officers, directors or employees; (ii) commission of any material act of dishonesty, fraud, misrepresentation, misappropriation, embezzlement, or other act of moral turpitude; (iii) Executive's consistent failure to perform his normal duties or any obligation under any provision of this Agreement, in either case, as directed by the Chief Executive Officer and/or the Board; (iv) conviction of, or pleading nolo contendere to (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude; or (v) the chronic or habitual use or consumption of drugs or alcoholic beverages; or

(e) 30 days written notice to Executive of termination by the Company "without cause."

(f) 30 days written notice to Company by Executive that he is terminating his employment for Good Reason. For the purposes of this Agreement, Good Reason means: (i) Company engages or is reasonably perceived to have engaged in an unfair, unlawful, or fraudulent business practice or act; (ii) Company materially diminishes Executive's title or duties hereunder; (iii) Company reduces Executive's base pay; or (iv) any other Company action or inaction that constitutes a material breach of this Agreement.

(g) upon a Change in Control. For the purposes of this Agreement, a Change in Control means the sale of all or substantially all of the outstanding voting equity securities of the Company issued as of the date of this Agreement in a transaction or series of transactions pursuant to which the business of the Company or control of the business of the Company is sold or transferred to a third party or parties not controlled by the persons controlling the Company immediately prior to consummation of the sale; or (ii) any other merger, business combination, or reorganization that results in the business of the Company being controlled by a third party or parties not controlled by the persons controlling the Company immediately prior to consummation of such merger, business combination, or other reorganization.

Effect of Termination.

(i) After the expiration of the Employment term under Section 2(a), if Executive continues to be employed by the Company, such employment shall be terminable "at will" by either the Company or Executive and the terms and conditions of this Agreement shall continue to apply; provided, however, following the expiration of the term if the Company terminates Executive's employment without cause then the Company shall within 20 days of termination pay as severance six months base pay, six months prorated bonus based on the higher of Executive's target annual bonus or annual bonus earned the previous year, and accelerate the vesting of all unvested stock options under Section 3.3. If Executive terminates his employment for Good Reason, then the Company shall within 20 days of termination pay as severance three months base pay, three months prorated bonus based on the higher of Executive's target annual bonus or annual bonus earned the previous year, and accelerate the vesting of all unvested stock options under Section 3.3.

(ii) In the event Executive is terminated because of Death pursuant to Section 2(b), Disability pursuant to Section 2(c), or for Cause pursuant to section 2(d), the Company shall pay Executive or his estate (A) his base salary, (B) his prorata share of his annual bonus calculated by taking the product of (i) Executive's annual bonus from the preceding year or target annual bonus, whichever is higher, and (ii) the fraction of the calendar year worked by Executive as of the termination date, (C) all accrued but unused vacation, and (D) any vested deferred compensation that he has earned through the termination date. Executive shall not be entitled to any additional compensation, including salary, bonus or commissions.

(iii) In the event that Executive's employment is terminated before the expiration of the term by the Company without Cause pursuant to Section 2(e), or by Executive for Good Reason pursuant to 2(f), the Company shall, in addition to all obligations due to Executive as if he were terminated for Cause, within 20 days of termination do the following: (a) if the termination occurs during the first year of the term, pay Executive an amount equal to two times Executive's target annual bonus, or if the termination occurs during the second year of the term, the higher of Executive's target annual bonus or annual bonus earned the previous year; and (b) accelerate the vesting of all unvested stock options under Section 3.3.

(iv) In the event that Executive's employment is terminated because of a Change in Control pursuant to Section 2(g) before the expiration of the term, the Company or its successors or assigns shall, in addition to all obligations due to Executive as if he were terminated for Cause, within 20 days of termination do the following: (a) if the termination occurs during the first year of the term, pay Executive an amount equal to two times Executive's target annual bonus, or if the termination occurs during the second year of the term, the higher of Executive's target annual bonus or annual bonus earned the previous year; and (b) accelerate the vesting of all unvested stock options under Section 3.3. In the event that Executive's employment is terminated because of a Change in Control pursuant to Section 2(g) following the expiration of the term, the Company or its successors or assigns shall within 20 days of termination pay as severance six months base pay, six months prorated bonus based on the higher of Executive's target annual bonus or annual bonus earned the previous year, and accelerate the vesting of all unvested stock options under Section 3.3.

3. Compensation; Executive Benefit Plans.

 3.1 Base Salary. Commencing on the Start Date, the Company shall pay Executive an annual base salary of $200,000. Executive's base salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executives of the Company.

 3.2Bonus. Executive will also be eligible to receive a bonus, up to $45,000 per year (the "Bonus") based On-Target Marketing.

 3.3 Stock Options. Executive will be eligible for an option to purchase shares of the Company's common stock at an exercise price per share equal to the fair market value of the common stock, to be determined by the Board of Directors on the date of the grant. Executive's option will be granted under the Company's future Stock Option Incentive Plan, in accordance with and subject to each term of the Company's standard form of option agreement.

 3.4 Vacation. Executive will receive two weeks paid vacation. One week will vest immediately upon the Start Date and the other shall accrue during the first year of the term hereunder.the other week. During the second year of Executive's employment and thereafter if Executive's employment continues following the term, Executive will receive three weeks paid vacation, which shall begin to accrue as of the first day of his second year of employment. All vacation shall be paid and earned in accordance with the Company's vacation policy.

 3.5 Other Benefits. During the term of his employment hereunder, Executive shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which all similarly situated executives of the Company generally are entitled to participate ("Company Executive Benefit Plans"), including, to the extent then in effect, auto allowances, group life, medical, disability and other insurance plans, all on the same basis applicable to employees of the Company whose level of management and authority is comparable to that of Executive.

 3.6 The Company reserves the right to modify, suspend, or discontinue any and all of the above-mentioned plans, practices, policies and programs at any time as long as such action is taken generally with respect to other similarly situated executives of the Company. The Company shall not reduce Executive's benefits in an amount or manner than it does for any similarly situated employee.

 3.7 The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments. This shall also apply to bonus payments where Executive elects to receive stock instead of cash, except that Executive shall provide the funds necessary for the Company to comply with its withholding obligations. This may be accomplished either by depositing such funds with the Company or the Company is authorized to offset the amounts required for withholding from Executive's Base Salary.

4. Expenses.
4.1 Generally. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers generally.

 4.2 Travel. All travel requests must be approved in advance by the Chief Executive Officer. The Company will reimburse Executive for expenses reasonably incurred by him for business travel, including transportation, lodging and reasonable entertainment expenses, pursuant to the Company's Travel Policy.

4.3 Mobile Telephone/PDA. The Company will reimburse Executive for the monthly fees associated with a mobile telephone and Blackberry service, up to a maximum of $200 per month.

5. Dispute Resolution.

 5.1 Agreement to Arbitrate. Executive and the Company agree to arbitrate before a neutral arbitrator any and all disputes or claims arising from or relating to Executive's recruitment to or employment with the Company, or the termination of that employment, including claims against any current or former agent or employee of the Company, whether the disputes or claims arise in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to, the following claims:

•
claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, or express or implied by fact or law;

•
claims for wrongful termination of employment, violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof;

•
claims of discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation in employment, as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein; and

•
claims for non-payment or incorrect payment of wages, commissions, bonuses, severance, employee fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and any other federal, state, or municipal laws concerning wages, compensation or employee benefits.

5.2 Claims Excluded from Arbitration. The Company and Executive understand and agree that arbitration of the disputes and claims covered by this Agreement shall be the sole and exclusive mechanism for resolving any and all existing and future disputes or claims arising out of Executive's recruitment to or employment with the Company or the termination thereof. The Company and Executive further understand and agree that the following disputes and claims are not covered by this Agreement and shall therefore be resolved as permitted or required by the law then in effect:

•	claims for workers' compensation benefits, unemployment insurance, or state or federal disability insurance;

•	claims for injunctive and/or other equitable relief; and

•	any other dispute or claim that has been expressly excluded from arbitration by law.

Also, nothing in this section should be interpreted as restricting or prohibiting Executive from filing a charge or complaint with a federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable federal, state or municipal law or regulation. Any dispute or claim that is not resolved through the federal, state, or local agency must be submitted to arbitration in accordance with this section.

 5.3 Waiver of Court or Jury Trial. Executive and the Company understand and agree that the arbitration of disputes and claims under this section shall be instead of a trial before a court or jury or a hearing before a government agency. Executive and the Company understand and agree that, by signing this Agreement, Executive and the Company are expressly waiving any and all rights to a trial before a court or jury or before a government agency regarding any disputes and claims which we now have or which we may in the future have that are subject to arbitration under this section.

 5.4 Arbitration Procedures. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator's award shall be final and binding on both the Company and Executive and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this section. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by California Code of Civil Procedure Section 1285.8 et seq and any applicable California case law setting forth the standard of judicial review of arbitration awards.

The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the Arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by California law. Also, to the extent that any of the National Rules for the Resolution of Employment Disputes or anything in this Agreement conflicts with any arbitration procedures required by California law, the arbitration procedures required by California law shall govern.

 5.5 Place of Arbitration. The arbitration shall take place in Orange County, California, or, at the Executive's option, the county in which the Executive resides at the time the arbitrable dispute(s) or claim(s) arose, or in any county in which venue would have been proper if Executive were free to bring the dispute(s) or claim(s) in court.

5.6 Governing Law. This Agreement and its validity, construction and performance shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. Any dispute(s) and claim(s) to be arbitrated under this section shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law.

 5.7 Costs of Arbitration. The Company will bear the arbitrator's fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. The Company and Executive shall each bear their own attorneys' fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the arbitrator will decide this issue.

 5.8 Knowing Waiver. Executive has been advised to consult with an attorney of his our own choosing before signing this Agreement, and has had an opportunity to do so. Executive agrees that he has read this section carefully and understands that by signing this Agreement, he is waiving all rights to a trial or hearing before a court or jury of any and all disputes and claims regarding Executive's employment with the Company or the recruitment to or termination thereof (except as otherwise stated herein).

6. Miscellaneous.

 1.1 Notices. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to Company:	New Motion, Inc 42 Corporate Park Suite 250 Irvine CA 92606 949-777-3700 (phone) 949-777-3707 (facsimile) Attention Board of Directors & Legal

If to Executive:	Zach Greenberger Address Tel:

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

 1.2 Entire Agreement. This Agreement contains the sole and entire Agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

6.3 Successors and Assigns. The rights and obligations hereunder shall be binding upon the Company's successors and assigns.

1.3 Severability. The Company and Executive believe the covenants contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company and Executive. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

1.4 Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against either party based upon the source of the draftsmanship hereof.

 1.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

 1.6 Indemnification. The Company shall provide indemnification for its directors and officers (which shall include Executive) to the maximum extent allowed by the Company's Articles of Incorporation, by-laws or Section 145 of the Delaware General Corporation Law and/or California law.

 1.7 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

1.8 Miscellaneous This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior Agreements and understandings (whether oral or written) between the parties with respect to such subject matter.

In witness whereof, the parties have executed this Agreement as of the date first set forth above.
Company: Executive:

Company:	Executive:

New Motion, Inc.

Burton Katz, Chief Executive Officer	,Zach Greenberger